Exhibit 3.1

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation: Australian Forest Industries.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE I: The name of the corporation is Lone Pine Holdings, Inc.

ARTICLE VI: The Corporation shall have authority to issue one hundred and forty five million shares of  Common Stock at par value of $0.001 per share;  and five million shares of Preferred Stock at a par value of $0.001.

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:   238,500,000 (91.2%).

4. Effective date of filing (optional):  Date of filing

5. Officer Signature (required): /s/ Colin Baird